SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
April 5, 2011

Date of report (Date of earliest event reported)
VALUEVISION MEDIA, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-20243	41-1673770

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6740 Shady Oak Road Eden Prairie, Minnesota	55344-3433

(Address of Principal Executive Offices)	(Zip Code)
(952) 943-6000

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 5, 2011, ValueVision Media, Inc. (the “Company”) executed restricted stock agreements with our Chief Executive Officer, Keith R. Stewart, our Chief Financial Officer, William McGrath, and our other named executive officers to provide restricted stock grants in lieu of an annual cash bonus for fiscal year 2010. Each named executive officer received restricted stock in an amount equal to the amount of cash that such named executive officer would have received pursuant to our 2010 annual incentive plan, dividing such amount by a $6.72 average stock price based upon a 20-day simple average (beginning 10-days before our March 17, 2011 earnings release and ending 10-days after the release). The key terms of our 2010 annual incentive plan are described in our proxy statement for the 2010 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on May 14, 2010. The only feature of the award that has not been disclosed when Item 402 of Regulation S-K requires such disclosure is the fact that the awards were paid in restricted stock that vests in two equal annual installments beginning March 31, 2012 and ending March 31, 2013.

Item 8.01	Other Information.
     As disclosed in a Form 8-K dated as of April 4, 2011, the Company completed an underwritten public offering of 9,487,500 shares of common stock (the “Offering”) on April 4, 2011, resulting in net proceeds to the Company of approximately $55.6 million. On April 6, 2011, the Company used part of the proceeds of the Offering to redeem all of the outstanding shares of Series B Preferred Stock of the Company held by GE Capital Equity Investments, Inc. for $40.9 million and paid all accrued dividends on the Series B Preferred Stock, amounting to $6.4 million.
     On April 6, 2011, the Company issued a press release announcing this redemption. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits

99	Press Release dated April 6, 2011
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALUEVISION MEDIA, INC.
Date: April 6, 2011	/s/ Teresa Dery
Teresa Dery
Interim General Counsel

EXHIBIT INDEX

No.	Description	Manner of Filing
99	Press Release dated April 6, 2011	Filed Electronically